Exhibit 10.1

INTERIM

JOINT VENTURE AGREEMENT

by and between

DECISIONLINK, INC.

and

INEPAR TELECOMUNICAÇÕES S.A.

Dated as of March 9, 2001

INTERIM JOINT VENTURE AGREEMENT

             THIS INTERIM JOINT VENTURE AGREEMENT (this “Agreement”) dated as of March 8, 2001 is made by and between Inepar Telecomunicacoes S.A., a company existing under the laws of the Country of Brazil, with its headquarters in Curitiba, Brazil  ("Inepar"); and DecisionLink, Inc., a company existing under the laws of the State of Delaware, United States of America, with its headquarters in Dallas, Texas, USA (“DecisionLink”).  Each of INEPAR and DECISIONLINK is referred to herein individually as a “Shareholder” or a “Party” and both INEPAR and DECISIONLINK are referred to herein collectively as “Shareholders” or “Parties”.

W I T N E S S E T H

             WHEREAS, Inepar and DecisionLink want to combine their technologies, licenses, marketing and markets, communication networks, and general business skills to market services and products related to fixed and mobile asset monitoring systems and satellite voice communication in specified areas and with specific product lines.

             WHEREAS, Inepar and DecisionLink wish to form a new limited liability company incorporated in Delaware, USA to be called Inepar DecisionLink Corp. (“IDL” or “the Company”) and to be headquartered in Dallas, Texas, USA.

             WHEREAS, the parties also intend to form a wholly owned subsidiary of IDL in Brazil to carry on IDL’s business in South America.

             WHEREAS, the Parties consider it mutually beneficial to enter into this Interim Agreement and the Operational Agreements referred to herein; and

             WHEREAS, the Parties agree to replace this Interim Agreement within 60 days of the date hereof with a final and more comprehensive agreement referred to as the Definitive Agreement (“Definitive Agreement”).

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I – FORMATION OF THE COMPANY

1.01      Incorporation of IDL

             DecisionLink, represented by its president David S. Peachey and a director Peter J. Lagergren, have incorporated the company IDL, as a limited liability company under the laws of the State of Delaware, USA, with an authorized capital of 10,000,000 common shares.

1.02      Ownership of IDL and Assignment

             The Parties agree that the initial ownership of IDL shall be on an equal basis with each of the parties holding 50% of the issued shares.  Both parties agree that either party shall be permitted to assign the rights under this agreement to an affiliate company prior to execution of the Definitive Agreement.

1.03      Transfer of Interest in IDL

             Inepar agrees that immediately following the execution of this agreement it will cause to be transferred to DecisionLink sufficient shares of IDL so that DecisionLink shall own 51% of IDL and DecisionLink agrees to issue shares of DL as compensation for the 1% interest so transferred with such number of shares to be agreed upon prior to execution of the Definitive Agreement.

1.04      Expenses.

             Both Parties shall bear the fees and expenses of its respective counsel, accountants and experts and all other costs and expenses incurred by it incident to the negotiation, preparation, execution and delivery of this Agreement and the Material Agreements; provided, however, the expenses relating to the formation of IDL and the issuance of its stock certificates (if any), including, but not limited to, all taxes, fees, registration charges, legal expenses pertaining to incorporation of the Company and notarial expenses, which shall be borne by the Parties.

1.05      Miscellaneous

             Both Parties agree that they shall take any and all actions reasonably necessary to comply with applicable government requirements in connection with the formation of IDL.

1.06      Name and Address of the Company.

             The name of the Company shall be Inepar DecisionLink Corp., and the principal office of the Company shall be 3033 Kellway Drive, Carrollton, Texas.

ARTICLE II - PURPOSES AND SCOPE; BUSINESS PLAN

2.01      Purposes and Scope of the Joint Venture

             (a)         The purposes of IDL shall be to carry on the Business as specified in a Business Plan to be prepared prior to execution of the Definitive Agreement.

Generally, the  business of IDL will be to:

(i)         provide services and products related to fixed and mobile asset monitoring systems to South America based customers utilizing the Orbcomm and other satellite systems, and

(ii)        provide the communications services of Iridium’s low earth orbit (LEO) satellite system for both voice and data to customers on a global basis, and

(iii)       to non-exclusively market DecisionLink’s products and services related to fixed and mobile asset monitoring systems to global customers in areas where DecisionLink does not have a conflict for distribution, or joint-venture arrangements, or exclusive distribution agreements in place or under negotiation and specifically as disclosed in Exhibit “B” hereto, and

(iv)       provide communications services of Iridium’s low earth orbit (LEO) satellite system to DecisionLink and/or its marketing or joint-venture partners on a global basis.

             (b)        The Shareholders expressly acknowledge that IDL is being formed solely for the limited purposes set forth in Section 2.01(a) above and agree that both Shareholders have the obligation to bring business opportunities to the Company.

2.02      Business Plan.

             The Business Plan shall set forth the objectives of the Company for the period beginning April 1, 2001 and ending December 2003.  A Shareholders Committee shall meet to (a) review and update the Business Plan at least annually, not later than September 30 of each fiscal year of the Company commencing in the year 2002, and (b) submit the Business Plan for the approval of the Shareholders, who shall then ratify or amend plan information for the next fiscal year (the “Annual Plan”) and include plan information and objectives for the fiscal year next succeeding the last year then covered by the Business Plan so that the Business Plan shall at all times during the term of the Definitive Agreement consist of a rolling three-year plan for the Company.

2.03      Commitments of the Parties.

             Each Party acknowledges that the Business Plan shall represent their collective best views as to the matters described therein.  Each Party agrees, and agrees to cause its Affiliates, to cooperate with the other Parties (and their Affiliates) and with IDL and to use its reasonable commercial efforts to promote the success of IDL in attaining the objectives set forth in the Business Plan.

ARTICLE  III – TECHNOLOGY LICENCING AND LICENCES

3.01      Agreements; Technical Information; Technical Assistance; Product Development.

             On the execution of the Definitive Agreement, Inepar and DecisionLink shall enter into Technology License Agreements and Technical Assistance and Training Agreements with IDL for the hardware, software, and systems detailed in Exhibit “A” attached hereto.

ARTICLE IV - TERM AND TERMINATION

4.01      Term of this Agreement.

             This agreement shall be in effect for a period of the earlier of 90 days from the date hereof or the effective date of the replacement Definitive Agreement.

4.02      Termination

             (a)         This agreement shall automatically terminate on June 7, 2001 unless replaced by the Definitive Agreement on or before that date.  Upon termination, all agreements between the parties shall expire and both parties will use their best efforts to quickly and fairly wind up the affairs of IDL.

ARTICLE V – MISCELLANEOUS

5.01      Notices.

             Any notice to be given under this Agreement shall be deemed to have been duly given upon receipt when in writing and delivered in person, by facsimile transmission, by telex or by courier, addressed as follows:

(a)         If to DECISIONLINK:

Attention: David Peachey and Peter Lagergren
DecisionLink, Inc.
3033 Kellway Drive, Suite 118
Carrollton, Texas 75006
Telephone: (972) 416-8086
Facsimile:  (972) 418-8075

(b)        If to INEPAR:

Attention: Ricardo Woitowicz and Halcio Gaertner
Inepar Telecomunicacoes S.A.
Av. Jusscelino K. Oliveira
11.400 – CIC – DEP 81450-900
Curitiba/PR Brazil
Telephone: 55 41 350-7571
Facsimile:  55 41 350-7586

(c)         If to the Company:

Attention: Peter Lagergren
Inepar DecisionLink, Corp.
3033 Kellway Drive, Suite 118
Carrollton, Texas 75006
Telephone: (972) 416-8086
Facsimile:  (972) 418-8075

Any Party or the Company may change its address provided above for the purpose of this Agreement by giving written notice to the other Parties of such change in the manner hereinabove provided.

5.02      Governing Law and Consent to Jurisdiction

             (a)         This agreement shall be governed by, and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

5.03      Limitation of Liability

             The Parties (including for this purpose their affiliates) shall not be liable for each other’s incidental, indirect, special, exemplary or consequential damages (including lost profits or lost revenues) under this agreement, regardless of whether such liability arises in tort, contract, breach of warranty, indemnification or otherwise.

5.04      Entire Agreement

             This Agreement, together with all Exhibits and attachments hereto, represents the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes any prior agreement or understanding, written or oral, that the Parties may have had.

5.05      Amendments

             Any modification, amendment, or waiver of any provision of this Agreement shall be effective if, but only if, in writing and signed in person or by an authorized representative of each Party against whom enforcement of such modification, amendment or waiver is sought.

5.06      Captions

             The title headings of the respective articles and sections of this Agreement are inserted for convenience and shall not be deemed to be a part of this Agreement or considered in construing this Agreement.

5.07      Severability

             If any article, section or paragraph, or part thereof, of this Agreement, or any agreement or document appended hereto or made a part hereof is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term of this Agreement, then it is the intention of the Parties that the remainder of the Agreement, or any agreement or document appended hereto or made a part hereof, shall not be affected thereby unless the deletion of such provision (the “offending provision”) shall cause this Agreement to become materially adverse to any Party in which case the Parties shall negotiate in good faith such changes to the Agreement as will best preserve for the Parties the benefits and obligations of the offending provision.

5.08      Counterparts

             This Agreement may be executed in two or more counterparts, and by each Party on the same or different counterparts, but all of such counterparts shall together constitute one and the same instrument.

5.09      Waivers

             No failure by a Party to take any action with respect to a breach of this Agreement or a default by any other Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default.  Waiver by any Party of any breach or failure to comply with any provision of this Agreement by a Party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

5.10      Public Announcements

             No Party hereto shall, without the approval of both DecisionLink and Inepar, make any press release or other public announcement or response to an inquiry initiated by the press concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by any applicable law, in which case both DecisionLink and Inepar shall be so advised and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be made.  The Parties shall cooperate in making public announcements concerning this Agreement immediately following the date of its execution by all Parties hereto and immediately following the execution of the Definitive Agreement.  Nothing in this Section 5.11 shall be construed to restrict IDL from conducting its marketing, advertising, public relations and related activities nor to prevent DecisionLink from making required and timely disclosures to the public and the United States Securities and Exchange Commission.

5.11      No Agency

             This Agreement shall not constitute either Shareholder as the legal representative or agent of the other, nor shall either Shareholder have the right or authority, to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other Shareholder, or IDL.

5.12      No Third Party Beneficiaries

             Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties hereto, the Company and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.

5.13      Translation

             The parties shall be entitled to, at any time, cause this Agreement to be translated by a sworn translator and to have said translation filed before the competent Public Registry of Deeds and Documents in Brazil.

5.14      Language

             The language of communication between the Parties under this agreement shall be the English language with technical information and data being communicated however in its original form, together with any translation requested by the other Party and at the latter’s expense, unless otherwise agreed in writing between the Parties hereto.

(THE BALANCE OF THIS PAGE IS LEFT BLANK INTENTIONALLY)

             IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DECISIONLINK, INC.

By:	/s/ David S. Peachey

Name:	David S. Peachey

Title:	President

By:	/s/ Peter J. Lagergren

Name:	Peter J. Lagergren

Title:	Executive Vice President

INEPAR TELECOMUNICAÇÕES S.A.

By:	/s/ Ricardo Woitowicz

Name:	Ricardo Woitowicz

Title:	Director

By:	/s/ Helcio Gaertner

Name:	Helcio Gaertner

Title:	Director